Exhibit 99.3

Consent of LightCounting LLC

May 4, 2015

InnoLight Technology Corporation

328 Xinghu Street, 12-A3

Suzhou Industrial Park

Suzhou, Jiangsu, 215123

People’s Republic of China

Ladies and Gentlemen:

LightCounting LLC hereby consents to references to its name in (i) the registration statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) relating to the initial public offering of InnoLight Technology Corporation (the “Company”) to be filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, (ii) any past and future written correspondence with the SEC and any other future filings with the SEC, including filings on Form 20-F or Form 6-K or other SEC forms (collectively, the “SEC Filings”), and (iii) the Company’s marketing materials.

LightCounting LLC further consents to inclusion of, summary of and reference to (i) the report entitled “Optics in the Datacenter”, inclusive of any amendments, supplements and updates in any form thereto, and (ii) any other information, data and statements prepared by LightCounting LLC, as well as citation of any of the foregoing in the Company’s Registration Statement and SEC Filings and in roadshows and other activities or publicity materials in connection with the proposed offering under the Registration Statement.

LightCounting LLC also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

Yours faithfully,

/s/ Vladimir Kozlov

Name: Vladimir Kozlov
Title: CEO / Founder
For and on behalf of
LightCounting LLC